Exhibit (a)(39)

IVY FUND
Amendment to the Amended and Restated Agreement
and Declaration of Trust of Ivy Fund

        We, the undersigned, being at least a majority of the Trustees of Ivy Fund (the "Trust"), a voluntary association created under and Agreement and Declaration of Trust dated December 21, 1983, as amended and restated December 10, 1992, a copy of which document is on file in the office of the Secretary of the Commonwealth of Massachusetts, do hereby amend said Amended and Restated Agreement and Declaration of Trust as follows for the purpose of correcting a defective provision contained therein:

        Article III, Section 5 of said Amended and Restated Agreement and Declaration of Trust is hereby amended to read in its entirety as follows:

No Preemptive Rights
        Section 5. Shareholders shall not have the preemptive or other right to subscribe to any additional shares or other securities issued by the Trust.

       WITNESS our hands this 19th day of April, 2003.

/s/Jarold W. Boettcher	/s/Eleanor B. Schwartz
Jarold W. Boettcher, as Trustee	Eleanor B. Schwartz, as Trustee

/s/James D. Gressett	/s/Michael G. Smith
James D. Gressett, as Trustee	Michael G. Smith, as Trustee

/s/Joseph Harroz, Jr.	/s/Edward M. Tighe
Joseph Harroz, Jr., as Trustee	Edward M. Tighe, as Trustee

/s/Henry J. Herrmann	/s/Keith A. Tucker
Henry J. Herrmann, as Trustee	Keith A. Tucker, as Trustee

/s/Glendon E. Johnson, Jr.
Glendon E. Johnson, Jr., as Trustee